Exhibit 10.17

PartnerRe Ltd

Executive Total Compensation Program

February 2004

PartnerRe

PartnerRe Ltd. Executive Total Compensation Program

PartnerRe has developed an Executive Total Compensation Program to address specific objectives outlined by the Board of Directors:

•	Align the long-term interests of executives and shareholders

•	Establish competitive pay levels on a total compensation basis

•	Clearly link pay with performance

•	Provide flexibility in form and structure to meet individual time horizons

•	Demonstrate good governance and corporate responsibility

•	Incent retention of Chief Executive Officer (“CEO”) and Named Executive Officers (“NEOs”)

Compensation should be competitive to the median range of Total Compensation as determined by peer group analysis within the global market environment. The peer group is confirmed annually by the Compensation Committee of the Board at the November meeting. Total Compensation consists of:

•	Base Salary

•	Annual Incentive

•	Annual Equity Award

Components of Total Compensation

Base Salary

The CEO and NEO’s Base Salary should be competitive to the median range of base salary data as determined by peer group analysis within the global market environment. Base Salaries will be reviewed and approved by the Compensation Committee of the Board at the February meeting.

Annual Incentive

The CEO and NEO’s are eligible for an Annual Incentive Award, as approved by the Compensation Committee of the Board at the February meeting and as per the Annual Incentive Guidelines of the company (See Appendix A).

Annual Equity Award

The CEO and NEO’s are eligible for an Annual Equity Award, as approved by the Compensation Committee of the Board at the February meeting.

The approved award value will be delivered to the executive consisting of approximately 50% of the value in stock options and 50% in RSU’s.

Stock Options and RSU’s will vest according to standard vesting structure in practice at the time of grant.

Stock Ownership Guidelines

Stock Ownership Guidelines apply to the CEO and all NEOs, with specific guidelines for the CEO and a second set of guidelines for the NEO’s.

Each executive is required to meet and maintain two ownership targets:

•	Total Shares as a percentage of shares outstanding,

•	This includes shares owned, restricted stock, RSUs, shares held in qualified plans, and deferred stock units.

•	Total Shareholdings held as a percentage of shares outstanding.

•	Total Shares plus all exercisable and unexercisable options

Incentives for achieving ownership targets:

•	After the executive reaches the Total Shares target, the executive’s Net Share retention requirement drops from 100% to 50%.

•	After both targets are met, the executive may elect to participate in the Compensation Customization program.

	Total Shares/Equivalents as percentage of Shares Outstanding	Total Shareholdings as percentage of Shares Outstanding
CEO	0.2%	1.0%
NEO	0.05%	0.25%

Net Share Retention Guidelines

Net Share Retention Guidelines apply to the CEO and all NEOs on equity grants made after April 2004.

Net Shares are defined as the shares remaining from a transaction after enough shares are sold to pay the option exercise price and any taxes and social security liabilities on the transaction.

Prior to reaching the Total Shares Ownership Target:

•	The executive is required to retain 100% of the Net Shares received from exercise of options or vesting of restricted stock units until the Total Shares target is met.

After reaching the Total Shares Ownership Target:

•	The executive is required to retain 50% of the Net Shares received from exercise of option or vesting of restricted stock units for a period of three years.

If the executive is aged 55 or older, the required retention period is one year from the date of exercise or vesting of restricted stock or RSU’s.

All retention requirements end upon termination or upon a change in control of PartnerRe.

Elective Equity Incentive Plan

The Elective Equity Incentive Plan is applicable to the annual incentive made to the CEO and all NEOs for the 2004 performance year and beyond.

Deferred Annual Incentive

Executives may elect to defer a portion of their annual incentive which would then be converted to immediately vested Restricted Stock Units (RSUs) with a delivery date restriction.

Deferred elections are expressed as a percentage of the total annual incentive. Executives will be given 4 choices for deferral:

•	0%

•	25%

•	50%

•	100%

The executive must elect the delivery date restriction for the shares:

Five years from the date of grant,

Ten years from the date of grant, or

Retirement or termination.

Company Match

Deferred amounts will receive a company match of 25% of the deferred value in RSU’s subject to a 3-year cliff vesting period.

All share delivery date restrictions would end upon termination or upon a change in control of PartnerRe.

All RSU awards will earn dividend equivalents payable quarterly in cash.

Compensation Customization Guidelines

The CEO and the NEO’s may elect from five different payment mixes for their Annual Equity Award once both Stock Ownership Targets are met:

	Stock Options	Restricted Stock	Cash
Alternative 1*	50%	50%	0%
Alternative 2	25%	75%	0%
Alternative 3	0%	100%	0%
Alternative 4	0%	50%	50%
Alternative 5	100%	0%	0%

*	Standard Pay Mix

Executives who do not elect to customize their compensation mix will continue to receive 50% of the value of their long-term incentive in options and 50% in restricted stock units.

Stock Options, RSU’s and cash will vest according to the standard vesting schedule in practice at the time of grant. Upon vesting, stock certificates will be issued for the RSU’s and if cash is elected, a cash payment will be made with interest equal to the then 3-month Treasury Bill rate.

Customization elections are made once every three years.

Executive Retirement Guidelines

Effective January 2005 and for purposes of Special Retirement Benefits and Conditions, retirement for the CEO and NEO’s is defined as a voluntary termination without Good Reason after achieving any of the following age and service combinations:

•	55 years old with 10 years of service; or

•	58 years old with 8 years of service; or

•	60 years old with 5 years of service.

Special Retirement Benefits:

•	Unvested equity awards (options, restricted stock, RSUs, etc.) continue to vest under the original vesting provisions for a period of 36 months.

•	Vested options (including those that vest after retirement) remain exercisable for the remainder of the original term.

Conditions:

The executive agrees (unless prohibited by local regulation) to the following limitations on business activity for 36 months following retirement (or until all awards have vested and all options have expired or been exercised, if sooner):

•	Not to compete in the reinsurance business in the locations where PartnerRe does business.

•	Not to solicit employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business.

•	Not to disclose confidential information (unless legally required to do so).

Special Retirement Benefits and Conditions apply to equity compensation grants made subsequent to the effective date of the Retirement Guidelines.

Named Executive Officers

February 2004

Albert Benchimol

Bruno Meyenhofer

Scott Moore

Mark Pabst

Appendix A

Annual Incentive Guidelines

One of the guiding principles behind PartnerRe’s compensation philosophy is that pay is linked to performance within the organization. The Annual Incentive is a variable component of compensation based upon the performance results of the Group, business units, departments and individuals. This variable compensation is used to incent and reward the behaviors and actions which will help the organization succeed in achieving it’s goals and ultimately in increasing shareholder value.

The Annual Incentive is calculated according to a system of performance measures, scales and weights, designed with the flexibility to ensure that each individual’s Annual Incentive is appropriate to each role, and that employees are fairly compensated for their contribution to the Group.

Performance Measures

Annual Incentives are calculated based upon both financial and non-financial performance results. Performance objectives are set at multiple levels: Group, Business Unit, department and individual. At the Group and business unit level, financial measures include profitability, determined by Return on Equity, and growth, determined by Premiums Written. Non-financial measures may include organizational goals, teamwork, and new initiatives.

Scales

Target annual incentives are set for each employee in line with competitive practice and level in the organization. Target Annual Incentives are expressed as a percentage of base salary. Each financial performance measure has a target performance level which correlates to 100% payout of the target Annual Incentive. A performance scale is built around the target level corresponding to Annual Incentive payouts on a range of 0% to 200% of target.

Weights

Each performance measure is assigned a weight in the Annual Incentive calculation, expressed as a percentage. The weights of all of the performance measures total 100%. The weights may vary from person to person and from year to year, depending upon the objectives and priorities that management decides to emphasize and focus on for each performance cycle.

Weighting guidelines that are set at the Group level for all employees include a minimum 20% weight on Group results and a minimum 50% weight on financial results. In order to link each employee to the performance of the organization as a whole and the return for our shareholders, at least 20% of each employee’s annual incentive is weighted on Group results.

The Group requires that a minimum of 50% of each employee’s Annual Incentive be based upon financial performance measures. As the Group does not create a budget or pool for Annual Incentive payouts, it is important that a significant weighting in the calculation reflect our financial results to ensure that Annual Incentives are in line with the Group’s ability to pay and with our return to shareholders.

Governance

Annual Incentive targets, performance measurements, scales and weights for the CEO and members of the Executive Committee are approved annually by the Compensation Committee of the Board of Directors prior to the beginning of the performance period. Annual Incentive payments to the CEO and member of the Executive Committee are made at the discretion of the Compensation Committee. Annual incentive payments to employees are made at the discretion of Management.

Annual Incentive targets, performance measurements, scales and weights for employees are approved by each employee’s manager and the next level of management. The Annual Incentive calculation may be indicative of the level of payout that an individual can expect for the achievement of objectives, however adjustments may be made with the approval of a member of the Executive Committee.